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                                   EXHIBIT 21



                           SUBSIDIARIES OF THE COMPANY


On January 1, 2001, the Company's subsidiaries Ablest Service Corp. (a Delaware corporation), Milestone Technologies, Inc. (an Arizona corporation) and PLP Corp. (an Alabama corporation) were formally merged into Ablest Inc. (a Delaware corporation), to form a single operating company under the Ablest Inc. name.